BEAUCHAMP & COMPANY
CHARTERED ACCOUNTANTS
#205 – 788 BEATTY STREET
VANCOUVER, BC, CANADA V6B 2M1
PHONE: (604) 688-2850   FAX: (604) 688-2777

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our report dated October 8, 2003 relating to the financial statements, which is exhibited in the Annual Report of Canplats Resources Corporation on Form 20-F for the year ended July 31, 2003.

December 15, 2003	"BEAUCHAMP & COMPANY"
Vancouver, BC, Canada	Chartered Accountants